Michael E. Finn
Executive Vice President and Chief Risk Officer
c/o Hudson Valley Bank
21 Scarsdale Road
Yonkers, New York 10707

December 22, 2014

Dear Michael,

We are pleased to inform you that you will continue as an employee of Sterling National Bank (the “Company”) following the consummation of the proposed transactions (the “Merger”) between the Company and Hudson Valley Holding Corp. (“Hudson Valley”), as contemplated by the Agreement and Plan of Merger, dated as of November 4, 2014, by and between the Company and Hudson Valley (the “Merger Agreement”). This letter confirms our understanding of the terms of your employment with the Company to be effective upon the date of consummation of the Merger (the “Effective Date”), currently expected to occur in the second quarter of 2015, subject to your continued employment with Hudson Valley through the Effective Date. If the consummation of the Merger does not occur, this letter shall be null and void ab initio and of no further force and effect.

Title; Location: You will continue to have the title of Executive Vice President and Chief Risk Officer of the combined company, which is an exempt position, and will report directly to the President and CEO. As Executive Vice President and Chief Risk Officer, you shall have such authority, and perform such duties, and fulfill such responsibilities commonly incident to such positions. Your principal place of employment will continue to be Yonkers, New York.

Annual Base Salary: Your annualized base salary will be $350,000, payable in approximately equal installments in accordance with the Company’s customary payroll practices. Your annual base salary shall be reviewed no less frequently than other similarly situated senior executives of the Company generally.

Short Term Target Annual Bonus Opportunity: For each completed fiscal year of the Company following the Effective Date, you will be eligible to participate in the Company’s Short-Term Incentive Plan (or any successor plan thereto), based on a target annual bonus opportunity of no less than 40% of your base salary (the “Target Bonus”); provided that your annual bonus with respect to the fiscal year in which the Effective Date occurs will be no less than the Target Bonus less any annual bonus paid to you by Hudson Valley or its subsidiaries in respect of such year. The actual amount of your annual bonus will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), pursuant to the terms of the plan and dependent upon the achievement of pre-established performance goals. The terms and conditions of the Short-Term Incentive Plan and the payments to you thereunder shall be applied on a basis not less favorable to you than to other similarly situated senior executives of the Company generally.

Long-Term Compensation Opportunity: You will be eligible to participate in the equity and/or other long-term compensation programs established by the Company from time to time for senior executive officers of the Company. Your target annual equity award opportunity will be no less than 40% of your base salary, with any actual award to be determined by the Compensation Committee, on a basis not less favorable to you than to other similarly situated senior executives of the Company generally.

Retention Equity Award. As soon as reasonably practicable following the Effective Date, you will be granted a retention equity award consisting of restricted stock units with an aggregate grant date fair market value of $200,000.00 (the “Retention Award”), which award will vest and be settled in equal installments on each of the first three anniversaries of the Effective Date, subject to your continued employment with the Company through the applicable vesting dates. The number of shares of the Company’s common stock subject to the Retention Award shall be determined by dividing (x) $200,000.00 by (y) the Fair Market Value (as defined under the Provident New York Bancorp 2012 Stock Incentive Plan) of a share of the Company’s common stock on the Effective Date. Except for the vesting conditions set forth in this paragraph, the Retention Award will be subject to the terms and conditions of the Company’s standard form of award agreement and such other customary terms and conditions as the Company may establish.

Sign-on Bonus. Within 10 business days after the Effective Date, the Company shall pay you a $50,000.00 in a lump sum in cash. Such payment shall not be considered compensation for purposes of determining payments or benefits due under any other employee benefit plan, program or agreement.

Change in Control Agreement. Following the Effective Date, the Company will honor the Change in Control Agreement between you, Hudson Valley Bank, N.A. and Hudson Valley, dated as of April 10, 2014 (the “Change in Control Agreement”), which will remain in effect in accordance with its terms through the second anniversary of the Effective Date and thereafter will terminate without the need for further notice from the Company. References in the Change in Control Agreement to Hudson Valley Bank, N.A. and Hudson Valley, shall, as required to give meaning to this paragraph, be deemed to include references to Sterling National Bank and the Company, as applicable, and references to employee benefit and other incentive plans of Hudson Valley Bank, N.A. and Hudson Valley shall be deemed to refer to such similar plans maintained by Sterling National Bank and the Company to the extent necessary to give meaning to this paragraph.

Employee Benefit Plans. You will be eligible to participate, on terms and conditions not less favorable to you than apply to other similarly situated senior executives, in the employee benefit plans of general applicability that are maintained by the Company from time to time, consistent with the terms of such plans as in effect from time to time. In addition, you will be entitled to (a) four (4) weeks of paid vacation time each year during your employment with the Company (measured on a fiscal or calendar year basis, in accordance with the Company’s usual practices), as well as sick leave, holidays and other paid absences in accordance with the Company’s policies and procedures for senior executives, and (b) reimbursement for ordinary and necessary business expenses and travel and entertainment expenses incurred in connection with your employment with the Company in accordance with the Company’s expense reimbursement policies and procedures and upon presentation to the Company of an itemized account of such expenses in such form as the Company may reasonably require. Any unused paid time off during an annual period may be carried forward into the following year to the extent permitted under the Company’s policies and procedures and you shall be compensated for any unused paid time off to the extent provided for under the Company’s policies and procedures as applicable to other similarly situated senior executives of the Company generally.

Non-solicitation of Employees and Customers. You hereby agree that, while employed and for a period of twelve (12) months following your termination of employment with the Company for any reason during the two year period following the Effective Date, you will not, directly or indirectly, (a) induce or attempt to induce any employee or independent contractor of the Company to leave the Company, (b) hire any person who was an employee or independent contractor of the Company until six (6) months after such individual’s relationship with the Company has been terminated, (c) induce or attempt to induce any client, customer or other business relation (whether current, former (within the six (6) months after such relationship has been terminated) or prospective (provided that there are demonstrable efforts or plans to establish such relationship) of the Company to cease doing business or to reduce the amount of business which any client, customer or other business relation has customarily done or contemplates doing with the Company, whether or not the relationship was originally established, in whole or in part, through your efforts, or in any way interfere with the relationship between any such client, customer or business relation and the Company. You agree that the foregoing covenants are reasonable and appropriate and that in the event of a breach or threatened breach, in addition to any remedies that may be available at law, the Company will be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the foregoing covenants are held to be unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent of such invalidity, illegality or unenforceability, and the remaining covenants shall not be affected thereby. For purposes of this provision, references to the “Company” will include Hudson Valley and the Company’s and Hudson Valley’s affiliates.

Indemnification. To the extent that the Company provides its senior executive officers with coverage under a directors’ and officers’ liability insurance policy, the Company shall provide such coverage to you on substantially the same basis. The Company shall indemnify you (and your heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by you in connection with or arising out of any action, suit or proceeding in which you may be involved by reason of your having been an officer of the Company (whether or not you continue to be an officer at the time of incurring such expenses or liabilities and for a period of six years following your termination of employment with the Company), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys’ fees and the cost of reasonable settlements (such settlements must be approved by the Board of Directors of the Company). Any such indemnification shall be made consistent with Regulations and Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations issued thereunder in 12 C.F.R. Part 359.

Notwithstanding the foregoing, no indemnification shall be made by the Company unless the Company gives the OCC or other applicable banking regulator (the “Regulator”), to the extent required, at least 60 days’ notice of its intention to make such indemnification. Such notice shall state the facts on which the action arose, the terms of any settlement and any disposition of the action by a court. Such notice, a copy thereof, and a certified copy of the resolution containing the required determination by the Board of Directors of the Company shall be sent to the Regulator, to the extent required. The notice period for any such notice shall run from the date of such receipt. No such indemnification shall be made if the Regulator advises the Company in writing within such notice period, of its objection thereto.

Section 409A. Notwithstanding anything to the contrary herein, for purposes of determining your entitlement to the payment or receipt of amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), your employment shall not be deemed to have terminated unless and until you incur a “separation from service” as defined in Section 409A of the Code. Reimbursement of any expenses provided for in this letter shall be made promptly upon presentation of documentation in accordance with the Company’s policies with respect thereto as in effect from time to time (but in no event later than the end of calendar year following the year such expenses were incurred); provided, however, that in no event shall the amount of expenses eligible for reimbursement hereunder during a calendar year affect the expenses eligible for reimbursement in any other taxable year. Notwithstanding anything to the contrary herein, if a payment or benefit under this letter that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code is payable or provided due to a “separation from service” for purposes of the rules under Treas. Reg. § 1.409A-3(i)(2) (payments to specified employees upon a separation from service) and you are determined to be a “specified employee” (as determined under Treas. Reg. § 1.409A-1(i) and related Company procedures), such payment shall, to the extent necessary to comply with the requirements of Section 409A of the Code, be made on the later of (a) the date specified by the foregoing provisions of this letter and (b) the date that is six (6) months after the date of your separation from service (or, if earlier, the date of your death).

We greatly look forward to you continuing with the Company following the completion of the Merger and becoming a member of our team. However, we recognize that you retain the option, as does the Company, of ending your employment with the Company, with or without notice and with or without cause. As such, your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.

Sincerely,

/s/ Jean Strella
Jean Strella
Senior Vice President
Chief Human Capital Officer
STERLING BANCORP

By: /s/ Jack Kopnisky
Name: Jack Kopnisky
Title: President and CEO

STERLING NATIONAL BANK

By: /s/ Jack Kopnisky Name: Jack Kopnisky
Title: President and CEO

EXECUTIVE

/s/ Michael E. Finn
Michael E. Finn